                                                                 Exhibit (n)(ii)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 of Registration Statement No. 333-69852 of MetLife Investors Variable Life Account Five on Form N-6 of our report dated April 15, 2004 relating to MetLife Investors Variable Life Account Five appearing in this Prospectus, which is part of such Registration Statement, and our report dated April 12, 2004 relating to MetLife Investors Insurance Company of California, appearing in the Statement of Additional Information, which is also part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus and the Statement of Additional Information, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 26, 2004